Wildermuth Endowment Fund

CFO Agreement Addendum

ADDENDUM TO SERVICES AGREEMENT

Effective as of January 1, 2021, the Services Agreement between and among Wildermuth Endowment Fund ("Fund") and Vigilant Compliance, LLC ("Vigilant") dated January 17, 2014, is hereby amended to:

1.	It is mutually agreed and understood that Section 4(a) Chief Financial Officer Fee shall be revised to replace the word "Adviser" with the word "Fund" as set forth below.

As compensation for Vigilant's provision of Services specified in Section 1 above, the Fund shall pay Vigilant a one-time start up fee of $5,000 set up on Vigilant's system. Thereafter, the Fund shall pay Vigilant $2,167 per month payable quarterly in advance for the initial 6 months and thereafter $3,167 per month payable quarterly in advance of the preceding quarter for gross assets of up to $50 million.

2.	The remainder of the Fee Table in Section 4 and the Agreement shall be the same.

Vigilant Compliance, LLC		Wildermuth Endowment Fund

By:		By:

Salvatore Faia
President & CEO		Title:	Vice President

Dated:	March 2, 2021	Dated:	March 2, 2021

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Wildermuth Endowment Fund CFO Agreement Addendum